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                                                                   Exhibit 11.1
                                                                   ------------

                     SLADE'S FERRY BANCORP. AND SUBSIDIARY
                           QUARTERLY DATA (UNAUDITED)

                                             Three Months Ended March 31,
                                               2007               2006
                                         -------------------------------------
                                         (In thousands, except per share date)

Net income                                  $      873         $      907
                                            ==========         ==========

Average common shares outstanding            4,080,047          4,149,686
                                            ==========         ==========

Basic earnings per share                    $     0.21         $     0.22
                                            ==========         ==========


Average common shares outstanding            4,080,047          4,149,686
Net effect of dilutive stock options             4,613             10,342
                                            ----------         ----------
Adjusted common shares outstanding           4,084,660          4,160,028
                                            ==========         ==========

Diluted earnings per share                  $     0.21         $     0.22
                                            ==========         ==========

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